Exhibit 99.1

Neos Therapeutics Reports Fourth Quarter and Full-Year 2017 Financial Results

Company to Host Conference Call at 8:30am ET Today

Dallas/Fort Worth, Texas, March 15, 2018 —  Neos Therapeutics, Inc. (Nasdaq: NEOS), a pharmaceutical company focused on developing, manufacturing and commercializing innovative extended-release (XR) products using its proprietary modified-release drug delivery technologies, today reported financial results for the fourth quarter and full year ended December 31, 2017 and provided a business update.

“We’ve launched three ADHD products in the last two years and are very pleased with our product portfolio, which we believe reflects both the strength of our unique technology platform as well as our ability to develop, manufacture and commercialize products,” said Vipin K. Garg, Ph.D., President and CEO of Neos Therapeutics. “Our second product, Cotempla XR-ODT™, is new to the market but already seeing strong adoption. We believe this is, in part, the result of our established relationships with nearly 11,000 healthcare professionals, their awareness of our XR-ODT technology and their interest in using our innovative products. With three synergistic Attention Deficit/Hyperactivity Disorder (ADHD) products on the market, we expect to see continued commercial growth and a significant improvement in gross profit.”

Neos’ three commercial products are Adzenys XR-ODT®, Cotempla XR-ODT™ and Adzenys ER™ which launched in May 2016, October 2017 and February 2018, respectively.

Commercial Product Highlights as Reported by IQVIA (formerly called IMS Health)

	Cumulative total EUTRx* (4Q17)	Cumulative total EUTRx (4Q16)	Year-over- year increase	Cumulative total EUTRx since launch (as of 3.2.18)	Patients switching from another medication (as of 2.23.18)
Adzenys XR-ODT®	62,737	20,330	208.6%	260,767	71%
Cotempla XR-ODT™	12,073	N/A	N/A	37,168	79%
TOTAL	74,810	20,330	268.0%	297,935	N/A

*EUTRx = Equivalent Unit TRx

Additional Commercial Product Highlights as Reported by IQVIA

•                  Continued Strong Growth in Adzenys XR-ODT and Cotempla XR-ODT Prescription Trends: The cumulative total number of EUTRx for Adzenys XR-ODT were 62,737 for the three months ended December 31, 2017, an increase of 23.7% over the 50,697 for the three months ended September 30, 2017. For Cotempla XR-ODT, the cumulative total number of EUTRx for the three months ended December 31, 2017 were 12,073, compared to 648 EUTRx for the three months ended September 30, 2017.

•                  Market Share of Neos’ XR-ODT Products is Increasing: The combined total weekly prescriptions for Adzenys XR-ODT and Cotempla XR-ODT continued to grow and had increased to 9,031 weekly EUTRx for the week ended March 2, 2018. This represents an aggregate market share of 0.54% of the entire ADHD market.

•                  The Number of Prescribers of Adzenys XR-ODT and Cotempla XR-ODT Continues to Grow: As of December 31, 2017, 10,870 health care providers had written prescriptions for Adzenys XR-ODT since its launch, and 1,949 health care providers had written prescriptions for Cotempla

XR-ODT since its launch. As of the week ended February 16, 2018, those numbers had increased to 11,619 and 3,480, respectively.

•                  Patient Switching from Another ADHD Medication Continues to be an Important Driver of Product Uptake: Doctors are switching patients over from other ADHD medications to both Adzenys XR-ODT (71% switching) and Cotempla XR-ODT (79% switching).

Recent Announcements

•                  In January 2018, the Company announced that study findings for two of its ADHD medications, Cotempla XR-ODT and Adzenys ER, were presented in three posters at the 2018 Annual Meeting of the American Professional Society of ADHD and Related Disorders. The results showed efficacy, safety and tolerability of Cotempla XR-ODT in children 6-12 years of age in a laboratory classroom study, and demonstrated bioequivalence of Adzenys ER with Adderall XR.

•                  On February 26, 2018, the Company announced the U.S. commercial launch of Adzenys ER (amphetamine) Extended-Release Oral Suspension, its third ADHD product. This product received approval from the U.S. Food and Drug Administration (FDA) on September 15, 2017 for the treatment of ADHD in patients six years and older. This extended-release liquid medication does not require refrigeration or reconstitution at the pharmacy level. Adzenys ER oral suspension utilizes the same proprietary modified-release drug delivery technology as Adzenys XR-ODT.

Select Financial Results for the Fourth Quarter and Fiscal Year Ended December 31, 2017

•                  Total product revenues were $7.8 million for the three months ended December 31, 2017, compared to $3.5 million for the same period in 2016, and for the fiscal year ended December 31, 2017, total product revenues were $25.0 million, compared with $9.2 million for the same period in 2016. For the three months ended December 31, 2017, total product revenues associated with dispensed patient prescriptions for the Company’s ADHD products were $7.2 million.

Net product sales (in $millions)
	Q4 2017	Q4 2016	Change %	FY 2017	FY 2016	Change %
Adzenys XR-ODT	$6.3	$2.2	186.4%	$19.0	$3.0	533.3%
Cotempla XR-ODT	$0.9	N/A	N/A	$0.9	N/A	N/A
Generic Tussionex	$0.6	$1.3	-53.8%	$5.1	$6.2	-17.7%
Total	$7.8	$3.5	122.9%	$25.0	$9.2	171.7%

•                  The Company reported a gross profit of $5.0 million for the three months ended December 31, 2017, compared to a gross loss of $0.5 million for the same period in 2016, and for the fiscal year ended December 31, 2017, gross profit was $12.6 million as compared to a gross loss of $2.3 million for the same period of 2016.

•                  Research and development expenses for the three months ended December 31, 2017, were $1.8 million, compared to $3.6 million for the same period in 2016, and for the fiscal year ended December 31, 2017, research and development expenses were $9.0 million compared to $12.2 million for the same period of 2016. The decrease in the fourth quarter was primarily due to a decline in testing, materials and supply expenses due to the approval of the Company’s ADHD product candidates in 2017 coupled with a non-recurring FDA fee associated with the filing of the New Drug Application for Adzenys ER in 2016.

•                  Selling and marketing expenses were $11.9 million for the three months ended December 31, 2017, compared to $9.7 million for the same period in 2016, and for the fiscal year ended December 31, 2017, selling and marketing expenses were $46.9 million compared to $49.3 million for the same period in 2016. The fourth quarter increase was principally due to higher medical marketing costs as well as increased transaction fees associated with the higher level of prescriptions processed for the Company’s products.

•                  General and administrative expenses for the three months ended December 31, 2017, were $3.0 million compared to $3.0 million for the same period in 2016, and for the fiscal year ended December 31, 2017, general and administrative expenses were $13.8 million compared to $12.6 million for the same period in 2016.

•                  The Company reported a net loss of $14.2 million, or $0.49 per share, for the three months ended December 31, 2017, compared to a net loss of $18.4 million, or $1.14 per share, for the same period in 2016.  For the fiscal year ended December 31, 2017, the Company reported a net loss of $66.2 million, or $2.68 per share, compared to a net loss of $83.3 million, or $5.19 per share for the fiscal year ended December 31, 2016.

•                  At December 31, 2017, the Company held $50.4 million in cash and cash equivalents and short-term investments.

Conference Call Details

Neos management will host a conference call and live audio webcast to discuss results and provide a company update at 8:30 a.m. ET today. The live call may be accessed by dialing (877) 388-8985 for domestic calls, or +1 (562) 912-2654 for international callers, and referencing conference ID number 5653457.  A live audio webcast for the conference call will be available on the Investor Relations page of the Company’s website at http://investors.neostx.com/.

About Neos Therapeutics

Neos Therapeutics, Inc. (NASDAQ: NEOS) is a pharmaceutical company focused on developing, manufacturing and commercializing products utilizing its proprietary modified-release drug delivery technology platforms. Adzenys XR-ODT® (amphetamine) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING), Cotempla XR-ODT™ (methylphenidate) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING), and Adzenys-ER™ (amphetamine) extended-release oral suspension (see Full Prescribing Information, including Boxed WARNING), all for the treatment of ADHD, are the first three approved products using the Company’s extended-release  technology platform. In addition, Neos manufactures and markets its generic version of the branded product Tussionex®(1), an extended-release oral suspension of hydrocodone and chlorpheniramine for the relief of cough and upper respiratory symptoms of a cold (see Full Prescribing Information, including Boxed WARNING). Additional information about Neos is available at www.neostx.com.

(1)Tussionex® is a registered trademark of the UCB Group of Companies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the commercialization of Adzenys XR-ODT, Cotempla XR-ODT™ and Adzenys ER, our marketing plans, and the therapeutic potential of our products. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. These forward-looking statements reflect our current views about our expectations, strategy, plans, prospects or intentions, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, our ability to market and sell our products and other risks set forth under the caption “Risk Factors” in our most recently filed Annual Report on Form 10-K as updated by our subsequently filed other SEC filings, including our Quarterly Report(s) on Form 10-Q. We assume no obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Neos Therapeutics, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,
	2017	2016
ASSETS
Current Assets:
Cash and cash equivalents	$31,969	$24,352
Short-term investments	18,448	15,430
Accounts receivable, net of allowances for chargebacks and cash discounts of $1,154 and $950, respectively	13,671	6,135
Inventories	13,459	5,767
Deferred contract sales organization fees	—	720
Other current assets	5,093	2,865
Total current assets	82,640	55,269
Property and equipment, net	8,203	7,076
Intangible assets, net	16,348	17,647
Other assets	162	150
Total assets	$107,353	$80,142
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$11,460	$7,798
Accrued expenses	10,570	5,264
Deferred revenue	14,676	3,662
Current portion of long-term debt	896	4,921
Total current liabilities	37,602	21,645
Long-Term Liabilities:
Long-term debt, net of current portion	58,938	58,599
Derivative liability	1,660	—
Deferred rent	1,083	1,174
Other long-term liabilities	180	272
Total long-term liabilities	61,861	60,045
Stockholders’ Equity (Deficit):
Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued or outstanding at December 31, 2017 and December 31, 2016	—	—
Common stock, $0.001 par value, 100,000,000 authorized at December 31, 2017 and December 31, 2016; 29,030,757 and 28,996,956 issued and outstanding, respectively, at December 31, 2017; 16,079,902 and 16,060,996 issued and outstanding, respectively, at December 31, 2016	29	16
Treasury stock, at cost, 33,801 shares at December 31, 2017 and 18,906 shares at December 31, 2016	(352)	(232)
Additional paid-in capital	274,584	198,787
Accumulated deficit	(266,365)	(200,118)
Accumulated other comprehensive loss	(6)	(1)
Total stockholders’ equity (deficit)	7,890	(1,548)
Total liabilities and stockholders’ equity (deficit)	$107,353	$80,142

Neos Therapeutics, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenues:
Net product sales	$7,787	$3,503	$25,018	$9,154

Cost of goods sold	2,778	4,020	12,391	11,437
Gross profit (loss)	5,009	(517)	12,627	(2,283)

Research and development expenses	1,784	3,602	8,957	12,207
Selling and marketing expenses	11,851	9,661	46,881	49,291
General and administrative expenses	3,039	3,025	13,805	12,625

Loss from operations	(11,665)	(16,805)	(57,016)	(76,406)

Interest expense	(2,836)	(2,191)	(10,085)	(6,937)
Loss on debt extinguishment	—	—	—	(1,187)
Other income, net	276	622	854	1,197

Net loss	$(14,225)	$(18,374)	$(66,247)	$(83,333)

Weighted average common shares outstanding used to compute net loss per share, basic and diluted	28,746,608	16,062,685	24,751,091	16,052,390

Net loss per share of common stock, basic and diluted	$(0.49)	$(1.14)	$(2.68)	$(5.19)

Contacts:

Richard Eisenstadt

Chief Financial Officer

Neos Therapeutics

(972) 408-1389

reisenstadt@neostx.com

Sarah McCabe

Stern Investor Relations, Inc.

(212) 362-1200

sarah@sternir.com